Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          HOMECOM COMMUNICATIONS, INC.


     HomeCom Communications, Inc. (the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Law"), does hereby certify, pursuant to Section 242 of the Law, that:


                                    ARTICLE I

     The name of the Corporation is HomeCom Communications, Inc.


                                   ARTICLE II

     The Amended and Restated Certificate of Incorporation of the Corporation shall be amended by deleting Article I in its entirety and substituting in lieu thereof the following:

                                       "I

     The name of the Corporation is Global Matrechs, Inc."


                                   ARTICLE III

     The Amended and Restated Certificate of Incorporation of the Corporation shall be amended by amending Article IV as follows:

                                       "IV

     The total number of shares of capital stock which the Corporation is authorized to issue is Three Hundred and One Million (301,000,000) divided into two classes as follows:

     (1) Three Hundred Million (300,000,000) shares of common stock, $.0001 par value per share ("Common Stock"); and

     (2) One Million (1,000,000) shares of preferred stock, $.01 par value per share (Preferred Stock")."

     The remainder of Article IV shall remain unchanged.


                                   ARTICLE IV

     The Amended and Restated Certificate of Incorporation of the Corporation shall be amended by deleting Article IX in its entirety and substituting in lieu thereof the following:

                                       "IX

     Action required to be taken or which may be taken at any Annual Meeting or Special Meeting of the Stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, to its principal place of business or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded."

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                                    ARTICLE V

     All other provisions of the Amended and Restated Certificate of Incorporation of the Corporation shall remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, said Corporation hereby executes this Certificate of Amendment of Amended and Restated Certificate of Incorporation this 1st day of June, 2004.



                                              HOMECOM COMMUNICATIONS, INC.


                                              By: /s/ Michael Sheppard
                                              ----------------------------------
                                              Name:  Michael Sheppard
                                              Title: Vice President

























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